Exhibit 10.18
ASSET PURCHASE AGREEMENT
between
PHOENIX TECHNOLOGIES LTD.
and
XTOOL MOBILE SECURITY, INC.
Dated as of August 2, 2007

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) is entered into as of August 2, 2007, by and between Phoenix Technologies Ltd., a Delaware corporation (“Buyer”) and XTool Mobile Security, Inc., a Nevada corporation (“Seller”).
RECITALS
     A. Buyer is in the business of developing and selling core system software and platform software products for connected digital devices;
     B. Seller is in the business of developing and selling laptop computer software security products, including products for anti-theft tracking recovery, data encryption and back-up, asset audits and remote delete (all Seller products hereinafter referred to as the “Business Products”); and
     C. Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, intellectual property and technology assets relating to the Business Products on the terms and subject to the conditions set forth in this Agreement (the “Purchase Transaction”).
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants set forth below, Buyer and Seller agree as follows:
1. Definitions.
     1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (a) “Absolute Litigation Matters” means (i) the patent infringement litigation between Absolute Software, Inc. and Absolute Software Corp. (together, “Absolute”) on the one hand and Seller on the other hand (Absolute Software, Inc. et al v. Stealth Signal, Inc., U.S. District Court Southern District of Texas – Case No. H-05-1416) and (ii) any other current or future dispute between Seller and Absolute:
          (b) “Affiliate” means with respect to any Person, a Person directly or indirectly controlling or controlled by or under common control with such Person.
          (c) “Baran Amendment” means the Amendment to Patent License Agreement between Seller and David Baran in the form attached hereto as Exhibit E.
          (d) “Baran Consent” means the amendment request letter from Seller to David Baran in the form attached hereto as Exhibit A.
          (e) “Baran License Agreement” means the Patent License Agreement dated August 3, 2005 between Seller and David Baran as the same may be amended from time to time.
          (f) “Bill of Sale and Assignment” means the Bill of Sale and Assignment of Purchased Assets between Seller and Buyer in the form attached hereto as Exhibit G, assigning to Buyer all of Seller’s right, title and interest in and to the Purchased Assets

          (g) “Change of Control” means the occurrence of any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of Buyer’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), entity or group of persons acting in concert; (ii) any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Buyer representing 50% or more of the total voting power represented by Buyer’s then outstanding voting securities; (iii) a merger or consolidation of Buyer with any other corporation, other than a merger or consolidation that would result in the voting securities of Buyer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) more than 50% of the total voting power represented by the voting securities of Buyer or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or (iv) a contest for the election or removal of members of the board of directors of Buyer that results in the removal from the board of at least 50% of the incumbent members of the board.
          (h) “Closing” means the consummation of the transactions contemplated hereby.
          (i) “Closing Date” has the meaning set forth in Section 3.1.
          (j) “Consulting Services” means the consulting services to be provided by Seller to Buyer following the Closing as set forth in the Exhibit A (Statement of Work or “SOW”) to the Consulting Services Agreement.
          (k) “Consulting Services Agreement” means the Consulting Services Agreement between Buyer and Seller in the form attached hereto as Exhibit B.
          (l) “Governmental Authorizations” means the permits, authorizations, consents or approvals of any Governmental Entity which are a condition to the lawful consummation of the transactions contemplated hereby listed on Schedule 1.1(m) to this Agreement.
          (m) “Governmental Entity” means any court, or any federal, state, provincial, territory, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).
          (n) “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:
                 (i) Seller’s domain names, trade names, registered and unregistered trademarks, service marks and applications;
                 (ii) all patents, patent applications and inventions and discoveries that may be patentable;
                 (iii) all registered and unregistered copyrights in both published works and unpublished works;
                 (iv) all technology, ideas, inventions, designs, proprietary information, license rights, specifications, know-how, formulae, routines, trade secrets, technical data and manuals, product information and data, software, source code, design and code documentation, design information, methodologies, testing procedures, processes, engineering work papers, and notes, development work-in-process, and other proprietary information and materials of any kind;

                 (v) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); and
                 (vi) all goodwill associated with each and all of the foregoing.
          (o) “Lien” means any mortgage, pledge, lien, security interest, option, covenant, condition, restriction, encumbrance, charge or other third-party claim of any kind, but excluding all obligations, restrictions and limitations contained in contracts or licenses disclosed in this Agreement or the Seller Disclosure Schedules.
          (p) “New Product Contract” means a customer contract between Buyer and a third party Buyer customer for the license of a New Product from Buyer to such customer. [**]
          (q) “New Products” means any product sold, licensed or distributed by the Buyer after Closing that contains, utilizes or incorporates the Purchased Assets, in whole or in part.
          (r) “Non-Competition Agreement” means the Non-Competition Agreement between Buyer on the one hand and each of the Principals on the other hand in the form attached hereto as Exhibit C.
          (s) “Person” means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.
          (t) “Principals” refers to Pedro Camargo and Victoria Correa Camargo.
          (u) “Seller Disclosure Schedules” or “Schedules” means the Disclosure Schedules delivered by the Seller simultaneously with the execution and delivery of this Agreement.
          (v) “Sub-License Agreement” means the Sub-License Agreement between Seller and Buyer in the form attached hereto as Exhibit D.
          (w) “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local, province or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Purchased Assets or which could become a charge against or lien on any of the Purchased Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.
2. Sale and Purchase
     2.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, except as set forth on Schedule 2.2, Seller shall sell, assign, grant, transfer, and deliver (or cause to be sold, assigned, granted, transferred and delivered) to Buyer, or to any Affiliate of Buyer designated by Buyer (so long as such Affiliate joins in this Agreement as a signatory and is bound by its terms and conditions), and Buyer shall purchase and accept from Seller as of the Closing Date, free and clear of all Liens, all of Seller’s
[THE SYMBOL [**] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.]

rights, title and interest in and to all of the Intellectual Property Assets of Seller that are necessary for the use of the Business Products or relate to, are used in, or are derived from the Business Products as of the date of this Agreement (the “Purchased Assets”).
     2.2 Excluded Assets. Buyer agrees that any Intellectual Property Assets listed in Schedule 2.2 shall be excluded from the Purchased Assets (the “Excluded Assets”), including, but not limited to, the Baran License Agreement and Seller’s rights thereunder and (b) the domain names, web-pages, e-mail addresses and trademarks of the Seller listed therein. For purposes of clarification, any cause of action or claim of right that Seller has or may have against Absolute in connection with any Absolute Litigation Matters, and any resulting judgment, settlement or award in Seller’s favor, shall be deemed an Excluded Asset.
     2.3 Excluded Liabilities. Buyer shall not assume and shall not be liable for, and Seller and its direct or indirect subsidiaries shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, royalty and license fees, commitments, obligations and other liabilities of any nature whatsoever of Seller and its direct and indirect subsidiaries, whether known or unknown, accrued or not accrued, fixed or contingent, including, but not limited to (i) any fees or amounts relating to the Excluded Assets; (ii) any fees or amounts owed or due on any of the Purchased Assets as of the Closing Date; and (iii) any costs, expenses, judgment, settlement, award or other liabilities relating to any Absolute Litigation Matters.
     2.4 Purchase Price. Subject to the performance by Seller and Buyer of all of their obligations under this Agreement, in consideration of the acquisition of the Purchased Assets under Section 2.1, Buyer agrees to pay to an account or accounts designated by Seller, from time to time, up to an aggregate amount equal to $5,000,000 (such aggregate amount, the “Total Purchase Price”) in immediately available funds in accordance with the following payment schedule, subject to the conditions, terms and adjustments set forth in this Agreement:
          (a) On the Closing Date, Buyer will pay Seller $3,500,000 (the “Initial Purchase Price”);
          (b) Buyer will pay Seller $750,000 following [**] (the “First Earn-out”), [**] (the “First Earn-out Date”); and
          (c) Buyer will pay Seller $750,000 upon [**] (the “Second Earn-out”), [**] (the “Second Earn-out Date”).
Each earn-out shall be subject to complete forfeiture if achievement of the applicable metric does not occur by the stated date. Any such forfeiture will be deemed an adjustment to the Total Purchase Price in an amount equal to the forfeited earn-out. [**]
     2.5 Purchase Price Allocation. The Total Purchase Price shall, for purposes of complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, be allocated in accordance with the allocation statement attached hereto as Exhibit F (the “Allocation Statement”). If the Total Purchase Price is adjusted as a result of the forfeiture of the First Earn-out and/or the Second Earn-out pursuant to Section 2.4, or as a result of any indemnification claims pursuant to Section 10, then the parties agree that such adjusted Total Purchase Price (the “Adjusted Purchase Price”) shall be allocated in the same proportion as set forth on the attached Allocation Statement. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical Internal Revenue Service Forms 8594 (and corresponding state tax forms) consistent with such allocation of the Total Purchase
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Price (or, if applicable, the Adjusted Purchase Price). If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation.
3. Closing
     3.1 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on the date that is three (3) business days after all conditions precedent in Sections 8 and 9 have been satisfied or waived or as the parties may otherwise agree, but in any case no later than thirty (30) days from the date hereof (the “Closing Date”).
     3.2 Actions at the Closing. At the Closing, Seller shall deliver the Purchased Assets to Buyer, Buyer shall deliver the Initial Purchase Price to Seller, and Buyer and Seller shall take such actions and execute and deliver such agreements, bills of sale and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:
          (a) Purchase Price. Buyer shall deliver the Initial Purchase Price to Seller.
          (b) Title. Seller shall provide reasonable evidence of valid title to such of the Purchased Assets as Buyer may reasonably request in writing prior to the Closing, in form and substance reasonably satisfactory to Buyer.
          (c) Seller Documents. At the Closing, Seller shall deliver to Buyer any and all documents required to satisfy the conditions set forth in Section 8 of this Agreement and any other closing documents reasonably requested by Buyer.
          (d) Buyer Documents. At the Closing, Buyer shall deliver to Seller any and all documents required to satisfy the conditions set forth in Section 9 of this Agreement and any other closing documents reasonably requested by Seller.
          (e) Non-Competition Agreements. At the Closing, the Seller shall deliver to the Buyer the duly executed Non-Competition Agreements.
          (f) Consulting Services Agreement. At the Closing, the Seller shall deliver to the Buyer a duly executed Consulting Services Agreement.
          (g) Sub-License Agreement. At the Closing, the Seller shall deliver to the Buyer a duly executed Sub-License Agreement.
          (h) Bill of Sale and Assignment. At the Closing, the Seller shall deliver to Buyer a duly executed Bill of Sale and Assignment.
          (i) Post-Closing Actions. Subsequent to the Closing Date, Seller shall, and shall cause any Affiliate of Seller to, from time to time execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to and vesting in Buyer of Seller’s and any of Seller’s Affiliates’ right, title and interest in and to the Purchased Assets, free and clear of all Liens in accordance with the terms of this Agreement.
4. Representations and Warranties of Seller

     Except as may be set forth in a Seller Disclosure Schedule and any limiting or qualifying language contained in the representation and warranty, each representation and warranty set out in this Section 4 is not qualified in any way whatsoever; will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing; and will remain in force on and after the Closing Date until the one (1) year anniversary of the Closing Date Seller represents and warrants to Buyer as follows:
     4.1 Organization. Seller is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, and to consummate the transactions contemplated hereby and thereby.
     4.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, if any, by the Board of Directors and shareholders of Seller, and no other act or proceeding on the part of or on behalf of Seller or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.
     4.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.
     4.4 Consents and Approvals of Governmental Entities. Other than the Governmental Authorizations, there is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.
     4.5 No Violation. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the organizational documents of Seller, (b)  result in a violation or breach of, or constitute a default or require the consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or any of the Purchased Assets may be bound, (c) to Seller’s knowledge, violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Seller or by which any properties or assets of Seller may be bound, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Seller from any Governmental Entity.
     4.6 Intellectual Property.
          (a) Other than the Excluded Assets set forth on Schedule 2.2, the Purchased Assets include all of Seller’s rights, title and interest in and to all of the Intellectual Property Assets of Seller that relate to, are used in, or are derived from the Business Products as of the date of this Agreement.
          (b) Seller holds good and conveyable title or license to the Purchased Assets and has the complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver the Purchased Assets.
          (c) Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and conveyable title or license to the Purchased Assets, free and clear of any Liens.
          (d) There exists no restriction (contractual, governmental or otherwise) on the use or transfer of the Purchased Assets.
          (e) Except for the licensor under any license, no Person other than Seller has any right or interest in any of the Purchased Assets, including the right to grant interests in any of the Purchased Assets to third parties.
          (f) No notice of any violation of any law relating to any of the Purchased Assets has been received by Seller.
          (g) Except as set forth in the Schedule 4.6(g), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including without limitation the incorporation of any of the Purchased Assets in any product of Buyer or an affiliate of Buyer) will not (i) breach or violate any instrument or agreement relating to any of the Purchased Assets, (ii) to Seller’s knowledge, cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Purchased Assets or (iii) to Seller’s knowledge, in any way impair the right of Buyer or any of its affiliates to display, make, use, sell, offer for sale, license or dispose of, or to bring any action for the infringement of, any of the Purchased Assets or portion thereof.
          (h) None of the Purchased Assets violate any license or agreement to which Seller is a party or, to Seller’s knowledge, infringes any copyright, patent, trademark, service mark, trade secret or other intellectual property or other proprietary right of any other party.
          (i) There is, to Seller’s knowledge, no unauthorized use, infringement or misappropriation on the part of any third party of any of the Purchased Assets.
          (j) Seller has taken commercially reasonable steps to maintain the secrecy and confidentiality of, and its proprietary rights in, the Purchased Assets, including, without limitation, entering into confidentiality and invention assignment agreements (“CIAA”) with all current and former officers and employees of and consultants to Seller with access to or knowledge of the Purchased Assets. To Seller’s knowledge, none of such current or former officers, employees or consultants is in breach of their CIAA with Seller.

          (k) Schedule 4.6(k) sets forth a complete and accurate list of all applications, filings, publications and other formal actions made or taken pursuant to federal, state, local and foreign laws by Seller to perfect or protect its interest in the Purchased Assets, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright or mask work registrations.
          (l) All fees payable by the Seller to maintain Seller’s rights in the Purchased Assets, including, without limitation, royalties and license fees in connection therewith due and payable on or before the Closing Date, have been paid by Seller or will be paid by Seller within a reasonable period after the Closing and are listed on Schedule 4.6(l).
          (m) Schedule 4.6(m) sets forth a complete and accurate list of all intellectual property licensed by Seller that are a part of, incorporated into or are otherwise used in the Business Products as of the date of this Agreement including, but not limited to, any off-the-shelf software and any source code developed by and licensed from any third parties. The Purchased Assets do not contain, use or otherwise link to any GNU Public License Code or other open source code or libraries. Seller has provided Buyer copies of all licenses and license agreements (or links thereto) for the intellectual property listed on Schedule 4.6(m).
          (n) Neither Seller nor any other Person authorized to act on its behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Seller source code included in the Purchased Assets. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by Seller or any other Person authorized to act on its behalf to any Person of any such source code.
     4.7 Tools. Schedule 4.7 sets forth a complete and accurate list of all software and hardware tools necessary for the development, debugging, building, testing, maintenance and use of the Business Products as of the date of this Agreement.
     4.8 Litigation; Other Claims.
          (a) Other than the Absolute Litigation Matters and the matters disclosed on Schedule 4.8, there is no pending or, to Seller’s knowledge, threatened claim or litigation contesting the validity, ownership or right to display, make, use, sell, offer for sale, import, license or dispose of any of the Purchased Assets, nor is there, to Seller’s knowledge, any basis for any such claim, nor has Seller received any notice asserting that any of the Purchased Assets or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor is there any basis for any such assertion.
          (b) There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller, or any of its officers, directors or shareholders, relating to the Purchased Assets which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Seller aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations.
     4.9 Defaults. Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity which could reasonably be expected to have an adverse effect on any of the Purchased Assets. There does not exist any default by Seller or, to Seller’s knowledge, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by Seller which could reasonably be expected to have an adverse effect on the Purchased Assets, and no notices of breach thereof have been received by Seller.
     4.10 Schedules. The Seller Disclosure Schedules are complete and accurate.
     4.11 Brokers and Finders; Other Parties.
          (a) Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee in connection with the Purchase Transaction contemplated by this Agreement.
          (b) Schedule 4.11 lists all of the contingent fee agreements or any other agreements or arrangements between Seller and David Baran or any Person whereby such Person may have a right to receive any payments from Seller or Buyer upon the consummation of the Purchase Transaction or a portion of the consideration to be paid to Seller in connection with the Purchase Transaction (the amounts payable under any such agreements or arrangements, the “Transaction Fees”). Buyer has provided copies of all agreements set forth on Schedule 4.11.
     4.12 Fair Consideration; No Fraudulent Conveyance. The sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Purchased Assets after the Closing.
     4.13 Tax Matters. Seller has paid, or will pay, all Taxes for any Tax period (or portion thereof) ending before the close of business on the date preceding the Closing Date.
5. Representations and Warranties of Buyer
     Buyer represents and warrants to Seller as follows:
     5.1 Organization. Buyer is a corporation duly formed and validly existing under the laws of Delaware, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.
     5.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, if any, by the Board of Directors of Buyer, and no other act or proceeding on the part of Buyer or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

     5.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.
     5.4 Consent and Approvals. There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for filings (a) which are referred to in the Seller Disclosure Schedule or (b) the failure of making which would not have a material adverse effect on the transactions contemplated hereby.
     5.5 No Violation. Neither the execution, delivery and performance of this Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the organizational documents of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) to Buyer’s knowledge, violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound.
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6. Covenants.
     6.1 Third Party Consents. Seller and Buyer shall use commercially reasonable efforts to obtain, within the applicable time periods required, all waivers, permits, consents (including the Baran Consent and Baran Amendment), Governmental Authorizations and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, the Buyer in the Purchased Assets.
     6.2 No Other Bids. Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize any of its officers, directors, employees or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Seller’s business or the Purchased Assets) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of the Purchased Assets (or any proposal for a transaction that would include the disposition of any or all of the Purchase Assets, including a sale of any of Seller’s outstanding capital stock or a merger of Seller with another Person) or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning the sale of the Purchased Assets (or any transaction that would include the disposition of any or all of the Purchase Assets, including a sale of any of Seller’s outstanding capital stock or a merger of Seller with another Person).
[THE SYMBOL [**] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.]

     6.3 Post-Closing Access to Information. If, after the Closing Date, it is necessary for a party hereto to obtain additional information within the other party’s possession relating to the Purchased Assets or any other transaction contemplated herein, such other party will furnish or cause its representatives to furnish such information to the requesting party.
     6.4 Post-Closing Cooperation. Seller agrees that, if reasonably requested by Buyer, it will cooperate with Buyer, at Buyer’s expense, in enforcing the terms of any agreements between Seller and any third party involving the Purchased Assets, including without limitation terms relating to confidentiality and the protection of intellectual property rights (but, for purposes of clarity, excluding any claim or enforcement action relating to the Baran License Agreement). In the event that Buyer is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its intellectual property rights in its own name. If such assignment still does not permit Buyer to enforce its intellectual property rights against the third party, Seller agrees to initiate proceedings against such third party in Seller’s name, provided that Buyer shall be entitled to participate in such proceedings and provided further that Buyer shall be responsible for the expenses of such proceedings. If the Seller or its representatives participate in any proceedings pursuant to this Section 6.4, the Seller shall be reimbursed for all costs associated with such participation including, but not limited to, the Seller’s legal fees, travel costs and reasonable compensation as agreed to by the parties for time spent by the Seller or its representatives in participating in the proceedings.
     6.5 Public Announcements. Seller shall not make any public disclosure regarding this Agreement and the transactions contemplated herein without the prior written consent of Buyer; provided, however, that nothing contained herein shall prevent Seller from furnishing any information required by a Governmental Entity. Buyer will provide prior notice to and consult with Seller prior to making any public disclosure regarding this Agreement and the transactions contemplated herein.
     6.6 Confidentiality. This Agreement and the transactions and other agreements contemplated herein are subject to the Mutual Non-Disclosure Agreement dated July 6, 2007 between Buyer and Seller (the “Mutual NDA”).
     6.6 Post-Closing Actions. Subsequent to the Closing Date, the Seller and the Buyer shall each deliver or cause to be delivered to the other following the Closing Date such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. Without limiting the foregoing, Seller shall, from time to time, execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, in accordance with the terms of this Agreement.
     6.7 Taxes. Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement.
     6.8 Seller’s Conduct of the Business Prior to Closing. During the period from the date of this Agreement to the Closing Date, Seller shall promptly notify Buyer of any material, adverse event, occurrence or emergency not in the ordinary course of business involving the Purchased Assets. Except as approved in writing by Buyer in advance, prior to the Closing, Seller will not (a) create, incur or assume any obligation which would in any material way affect the Purchased Assets; (b) sell, dispose of or encumber any of the Purchased Assets or license any Purchased Assets to any third party; or (c) make any material changes to any of the Purchased Assets without Buyer’s prior written consent or at Buyer’s request.
     6.9 Seller’s Customers. Seller shall be responsible for all of its commitments and obligations under any license, service, consulting or other agreement with any customer, vendor or other third party and shall indemnify Buyer against any Damages relating to or arising from such commitments and obligations in accordance with Section 10. Pursuant to the Non-Competition Agreements, Seller shall not, and shall cause its resellers and distributors and other partners not to, license or sell any Business Products from and after the three (3) month anniversary of the Closing Date.
     6.10 Payments to Third Parties. Seller shall be responsible for the payment of all Transaction Fees and shall indemnify Buyer against any Damages relating to or arising from any Transaction Fees in accordance with Section 10.
[**]
7. License to Seller.
     7.1 License. Subject to the terms and conditions of this Agreement, upon the Closing of the Purchase Transaction, Buyer shall grant to Seller a non-exclusive, non-transferable, worldwide and royalty-free license to utilize the Purchased Assets (the “Seller License”) for the sole purpose of supporting Business Products sold and licensed by Seller prior to, and for a period of up to three (3) months following, the Closing Date. The Seller License does not give Seller any right to sub-license the Purchased Assets to any third party.
     7.2 Term. The Seller License shall be effective on the Closing Date and shall expire on the [**]. Buyer may terminate the Seller License for any material failure by Seller to perform Seller’s obligations under this Section 7 or the Agreement that is not remedied within thirty (30) days of written notice from Buyer. At the expiration or termination of the Seller License Term, Seller shall return or destroy all copies of the Purchased Assets and related materials, and an authorized officer shall certify such return or destruction to Buyer in writing.
     7.3 Confidential Information. The Purchased Assets shall be and remain the confidential and proprietary information of Buyer during and following the Seller License Term and shall be subject to the Mutual NDA.
     7.4 Disclaimer of Warranty. THE PURCHASED ASSETS SHALL BE LICENSED “AS IS” TO SELLER. BUYER MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. IN NO EVENT WILL BUYER BE LIABLE TO THE SELLER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL PENALTIES OR DAMAGES, INCLUDING LOST PROFITS, ARISING FROM THE SELLER LICENSE OR SELLER’S USE OF THE PURCHASED ASSETS, EVEN IF BUYER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
8. Conditions to Buyer’s Obligations.
     The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:
[THE SYMBOL [**] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.]

     8.1 Representations and Warranties True; Performance; Certificate.
          (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;
          (b) Seller shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; and
          (c) The conditions set forth in this Section 8 have been fulfilled or satisfied, unless otherwise waived in writing by Buyer.
     8.2 Consents. All Governmental Authorizations and required third-party consents, including the Baran Consent and Baran Amendment, shall have been obtained.
     8.3 No Proceedings or Litigation.
          (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.
          (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal or create liability for damages or which may have a Material Adverse Effect on the Purchased Assets.
     8.4 Documents. This Agreement, the exhibits and schedules attached hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller at the Closing and all actions of Seller required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel and shall be in full force and effect.
     8.5 Governmental Filings. The parties shall have made any required filing with Governmental Entities in connection with this Agreement and the exhibit agreements, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer’s legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered. Buyer shall be liable for any fees and expenses relating to filings with any Governmental Entities.
     8.6 Material Adverse Change. There has not been a material adverse change to the Purchased Assets.

9. Conditions to Seller’s Obligations
     The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:
     9.1 Representations and Warranties True; Performance.
          (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;
          (b) Buyer shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; and
          (c) The conditions set forth in this Section 9 have been fulfilled or satisfied, unless otherwise waived in writing by Seller.
     9.2 No Proceeding or Litigation. No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.
     9.3 Documents. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller at the Closing and all actions of Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.
     9.4 Consents. All Governmental Authorizations and required third-party consents, including the Baran Consent and Baran Amendment, shall have been obtained.
10. Indemnification.
     10.1 Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue until the [**] anniversary of the Closing Date (the “Indemnity Termination Date”); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Indemnity Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims, and provided, further, that (a) the representations in Sections 4.1 [Organization], 4.2 [Authority], 4.3 [Execution and Binding Effect] and 4.5 [No Violation] shall continue indefinitely; (b) the representations and warranties set forth in Section 4.6 [Intellectual Property] shall survive [**]; and (c) representations and warranties relating to Taxes shall survive until thirty (30) days after expiration of all applicable statutes of limitations relating to such Taxes. All covenants and agreements set forth in the Agreement shall continue indefinitely.
     10.2 Indemnification by Seller. Subject to the limitations set forth in this Section 10, from and after the Closing Date, Seller shall protect, defend, indemnify and hold harmless Buyer and Buyer’s Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”)
[THE SYMBOL [**] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.]

from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “Damages”), that any of the Buyer Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with (a) any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement, including any exhibits or schedules attached hereto (b) any Excluded Asset; (c) any Excluded Liability; or (d) Seller’s utilization of the Purchased Assets prior to Closing and from and after the Closing pursuant to Section 7. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer.
     10.3 Indemnification by the Buyer. Subject to the limitations set forth in this Section 10, from and after the Closing Date, Buyer shall protect, defend, indemnify and hold harmless Seller and Seller’s Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any and all Damages, that any of the Seller Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with (a) any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Buyer contained in this Agreement, including any exhibits or schedules attached hereto or (b) Buyer’s utilization of the Purchased Assets from and after the Closing. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Seller.
     10.4 Procedures Relating to Indemnification.
          (a) Upon incurring or reasonably anticipating the incurrence of Damages, a Seller Indemnified Person or Buyer Indemnified Person (an “Indemnified Person”) will deliver to the Buyer or the Seller, as applicable ( an “Indemnifying Person”), a letter signed by an authorized representative of Indemnified Person (a “Claim Notice”) which describes in reasonable detail the claimed Damages. If the Indemnifying Person does not object to such Claim Notice within ten (10) business days, the Indemnifying Person shall be deemed to have accepted the claim or claims set forth in the Claim Notice and shall waive and forfeit any right to dispute such claims. The Indemnifying Person shall then promptly pay the claimed amount to an account designated by the Indemnified Person. If Seller is the Indemnifying Person and Seller does not promptly pay the claimed amount to the Buyer Indemnified Person or Seller disputes the claimed amount, Buyer shall be entitled to offset the claimed amount from any earn-out Seller may be entitled to received under Section 2.4 or, in the case of a dispute, delay payment of any earn-out until such dispute is resolved.
          (b) If the Indemnifying Person objects to any or all claims set forth in a Claim Notice, the Indemnifying Person shall deliver a letter signed by an officer or duly authorized representative of the Indemnifying Person (an “Objection Notice”) which describes in reasonable detail the Indemnifying Person’s objections. The parties will then negotiate in good faith to resolve any outstanding issues.
          (c) In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any third party against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within ten (10) days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.
          (d) If a Third-Party Claim is made against an Indemnified Person, the Indemnified Person shall have the right to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. the Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof. All the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making officers, directors, employees and agents of the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Person. Notwithstanding the foregoing, in the event a Third-Party Claim is made against an Indemnified Person as to which such Indemnified Person is entitled to seek indemnification hereunder and such Indemnified Person reasonably concludes that the Indemnifying Person lacks the financial and personnel resources to vigorously defend such Indemnified Person, that the Indemnifying Person has failed to assume the defense of the Indemnified Person, or that the Indemnifying Person is not diligently defending such Indemnified Person, then in each such case the Indemnified Person may elect to retain the defense of such Third-Party Claim and will be entitled to be reimbursed by the Indemnifying Person for its Losses incurred in such defense (including, without limitation, reasonable attorneys fees), such expenditures to be reimbursed promptly after submission of invoices therefor. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld or delayed). the Indemnifying Person shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that such consent shall not be required for any settlement, compromise or discharge of a Third-Party Claim that by its terms obligates the Indemnifying Person to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnified Person completely in connection with such Third-Party Claim, and which does not otherwise have any material adverse effect on the Indemnified Person.
     10.5 Threshold and Cap. Notwithstanding any other provision of this Section 10 to the contrary:
          (a) Except for claims relating to or arising from Section 10.2(b), (c) and (d) and Sections 6.9 and 6.10, a Buyer Indemnified Person shall be entitled to indemnification under Section 10.2 only when the aggregate of Damages incurred by the Buyer Indemnified Persons exceeds $[**] (the “Threshold Amount”), at which time the Buyer Indemnified Person shall be entitled to be indemnified against and compensated and reimbursed for all Damages, including the Threshold Amount;
          (b) Except for claims relating to or arising from Section 10.2(b), (c) and (d) and Sections 6.9 and 6.10, or arising from Seller fraud or willful misconduct, the Seller shall not be required to make any indemnification payment pursuant to Section 10.2 after the Seller has paid to all Buyer Indemnified Persons an amount in the aggregate equal to [**] (such sum, the “Indemnity Cap”);
          (c) Except for claims relating to Section 10.3(b), a Seller Indemnified Person shall be entitled to indemnification under Section 10.3 only when the aggregate of Damages incurred by the
[THE SYMBOL [**] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.]

Seller Indemnified Persons exceeds the Threshold Amount, at which time the Seller Indemnified Person shall be entitled to be indemnified against and compensated and reimbursed for all Damages, including the Threshold Amount; and
          (d) Except for claims relating to Section 10.3(b) or arising from Buyer fraud or willful misconduct, the Buyer shall not be required to make any indemnification payment pursuant to Section 10.3 after the Buyer has paid to all Seller Indemnified Persons an amount in the aggregate equal to the Indemnity Cap.
     10.6 Treatment of Indemnification Claims.  All indemnification payments made under this Agreement shall be treated by all parties as an adjustment to the Total Purchase Price.
11. Termination.
     11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
          (a) By mutual written consent of Buyer and Seller;
          (b) By Buyer or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
          (c) By either party if the Closing does not occur on or before the thirty (30) day anniversary of the date hereof.
     11.2 Procedure and Effect of Termination. In the event of termination of this Agreement by any or all of the parties pursuant to Section 11.1, written notice shall be given to each other party specifying the provision of Section 11.1, pursuant to which such termination is made and shall become void and there shall be no liability on the part of Buyer or Seller (or their respective officers, directors, partners or Affiliates), except as a result of any breach of this Agreement by such party or to the extent such a party is entitled to indemnification under Section 10 of this Agreement.

12. Miscellaneous.
     12.1 Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 12.1 shall be binding upon the parties and their respective successors and assigns.
     12.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     12.3 Governing Law; Juridiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. The parties agree to submit to the non-exclusive jurisdiction of the Superior Court of Santa Clara County, California and/or to the jurisdiction of the United States District Court for the Northern District of California with respect to any legal action related to this Agreement.
     12.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
     12.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     12.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice:
If to Buyer:
Phoenix Technologies Ltd.
915 Murphy Ranch Rd.
Milpitas, CA 95035
Attn: General Counsel
Fax: (408) 570-1044
If to Seller:
XTool Mobile Security, Inc.
1849 Kingwood Dr., Ste. 104
Houston, Texas 77339
Attn: Pedro Camargo, President
Fax: (888) 671-1293
     12.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     12.8 Entire Agreement. This Agreement and the documents referred to herein are the product of both of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.
     12.9 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.
[Signature pages follow]

     This Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

PHOENIX TECHNOLOGIES LTD.

By:

Name:

Title:

XTOOL MOBILE SECURITY, INC.

By:

Name:

Title: